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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "AGREEMENT") is made and entered into on this 12th day of December 2003 and effective as of the 1st day of January 2004 (the "EFFECTIVE DATE"), by and between Equity Marketing, Inc., a Delaware corporation (the "COMPANY"), and Kim H. Thomsen ("EXECUTIVE").

1.    ENGAGEMENT AND DUTIES.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation "President and Chief Creative Officer." Executive hereby accepts such engagement and employment.

      (b) During the Employment Term, the Executive, as President and Chief Creative Officer, shall report to the Chairman of the Board and Chief Executive Officer of the Company. The Executive shall, subject to the direction and control of the Chief Executive Officer, have general and active supervision and control of the Creative service center of the Company and shall perform all duties and enjoy all powers commonly incident to the position of chief creative officer and otherwise as may be delegated to her from time to time by the Board; provided, however, that in no event shall the scope of the Executive's duties or the extent of the Executive's responsibilities be substantially different from the Executive's current duties and responsibilities.

      (c) Executive agrees to devote her full-time business time, energy and efforts to the business of the Company and will use her best efforts and abilities faithfully and diligently to promote the Company's business interests.

      (d) For so long as Executive is employed by the Company or is receiving severance under Section 5(a) or Section 5(c) of this Agreement, Executive shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the development, design, manufacture, sale, marketing, utilization or exploitation of any products or services which are designed for the same

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purpose as, are similar to, or are otherwise competitive with, current, proposed or anticipated products or services of the Company Group, in any geographic area where, prior to or at the time of the termination of her employment, the business of the Company Group was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement or duly requested by the Board, the Company expressly acknowledges that Executive may:

            (i) make and manage personal business investments of Executive's choice without consulting the Board;

            (ii) serve in any capacity with any civic, educational, charitable or trade organization; and (iii) serve as a member of the board of directors of other companies or businesses with the approval of the Board, which approval will not be unreasonably withheld.

2.    DEFINITIONS.

      For the purposes of this Agreement, the following terms shall have the meanings set forth below:

      "BOARD" shall mean the Board of Directors of the Company.

      "CHANGE OF CONTROL" shall be deemed to have occurred if:

      (a) any Person (other than the Chief Executive Officer of the Company, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities;

      (b) during any period of twenty-four (24) consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors, or whose nomination for election by the Company's

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stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least one-half (1/2) of the Board of Directors;

      (c) the stockholders of the Company approve (i) a plan of complete liquidation of the Company; or (ii) the sale or other disposition by the Company of all or substantially all of the Company's assets; or

      (d) the consummation of a merger, consolidation or reorganization of the Company with any other entity other than:

            (i) a merger, consolidation or reorganization which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity's outstanding voting securities immediately after such merger, consolidation or reorganization; or

            (ii) a merger, consolidation or reorganization which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity immediately after such merger, consolidation or reorganization.

In this paragraph (d), "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger, consolidation or reorganization (determined without taking into account any stockholder's properly exercising appraisal or similar rights) become stockholders by the terms of such merger, consolidation or reorganization, and the phrase "directors of the Company (who were directors immediately prior thereto)" shall include only individuals who were directors of the Company at the beginning of the twenty-four (24) consecutive month period preceding the date of such merger, consolidation or reorganization.

      "COMPANY GROUP" shall mean the Company, including all parent, subsidiary and affiliated entities, and each Person with respect to which the Company directly or indirectly has Control.

      "CONSULTING OPTION" shall mean the right of Executive to elect to terminate her employment pursuant to this Agreement and continue her service with the Company as a consultant commencing on or after January 1, 2006 and continuing through the end of the Employment Term pursuant to a Consulting Agreement in the form attached hereto as Exhibit

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"A" (the "CONSULTING AGREEMENT"). The Consulting option shall expire upon termination of this Agreement pursuant to Sections 4(a), (b), (c) or (d) hereof.

      "CONSULTING PERIOD" shall mean that period of time following the termination of Executive's employment with the Company pursuant to her Consulting Option during which Executive serves as a Consultant to the Company pursuant to the Consulting Agreement.

      "CONSUMER PRICE INDEX ADJUSTMENT" shall be determined as follows: the Consumer Price Index for the Los Angeles - Riverside - Orange County, CA (All Items), as published by the United States Department of Labor, Bureau of Labor Statistics (1982-84=100) (the "INDEX") which is most recently available at the commencement of the new year (the "NEW INDEX") shall be compared with the Index most recently available twelve months prior to the New Index (the "PREVIOUS INDEX"). If the New Index has increased over the Previous Index, the Consumer Price Index Adjustment shall be set by multiplying the Base Rate of the prior year by a fraction, the numerator of which is the New Index and the denominator of which is the Previous Index; provided, however, that if the Index is changed so that the base year used for the New Index differs from that used for the Previous Index, the New Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.

      "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of any of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect any of the outstanding directors, trustees or other managing persons of such Person.

      "EMPLOYMENT COMMENCEMENT DATE" shall mean January 1, 2004.

      "EMPLOYMENT TERM" shall mean January 1, 2004 through December 31, 2007, unless earlier terminated as provided herein.

      "FOR CAUSE" shall mean, in the context of a basis for termination of Executive's employment with the Company, that:

      (a) Executive materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(d), 6 or 7 of this Agreement, which cannot be cured and for which the Executive shall have no opportunity to cure);

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      (b)   Executive is grossly negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust against the Company;

      (c) Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or felony under federal or applicable state law;

      (d) Executive commits any act or acts of personal conduct that, following due investigation and determination by the Board of probable cause, gives rise to a likelihood of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities with respect to subordinate employees; or

      (e) Executive commits continued and repeated material violations of specific directions of the Chief Executive Officer, which directions are consistent with past practices, with this Agreement and with Executive's position as a chief creative officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no termination shall be deemed For Cause under this subsection (e) unless Executive first receives written notice from the Company advising her of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform her duties, and such violations or material failure continue after she shall have had a reasonable opportunity to correct the acts or omissions so complained of.

      "OTHER THAN FOR CAUSE" shall mean, in the context of termination of Executive's employment with the Company, any termination by the Company other than pursuant to Sections 4(a), (b), (c) or (e) hereof.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.    COMPENSATION; EXECUTIVE BENEFIT PLANS.

      (a) Base Salary. The Company shall pay to Executive a base salary (the "BASE SALARY") at an annual rate of $325,000 during the Employment Term. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. Commencing April 1, 2004, the Base Salary shall be adjusted upward annually in an amount at the discretion of the Board; provided, however, that such upward annual adjustment shall be greater than or equal to

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the Consumer Price Index Adjustment. The parties will negotiate a reasonable increase in the Base Salary if Executive's duties are increased.

      (b) Bonus. During the Employment Term, the Executive shall be eligible to participate in the Company's executive officer bonus program, as described below. During the Employment Term, Executive will be treated no less favorably in her annual cash bonus, LTIP, or Restricted Stock Grants programs (based on the reasonable ability to earn awards, not the actual awards which may differ if she is less able to achieve her goals) than any other executive officer of the Company other than the Chief Executive Officer (or, if added, a Co-CEO or Chief Operating Officer, including an executive with primary responsibility for multiple operating divisions) or one or more executives whose compensation packages are negotiated in connection with the hiring of executives employed by businesses acquired by the Company. Subject to the forgoing, the executive officer bonus program in which Executive is eligible to participate shall consist of the following:

            (i) Annual Cash Bonus. Executive shall be eligible to receive an annual cash bonus no later than 90 days after the end of each year that is included within the Employment Term. The amount of such bonus shall be determined in accordance with the Board approved bonus program for executive officers as if effect from time to time during the Employment Term.

            (ii) Long Term Incentive Plan Participation. During each year of the Employment Term, the Executive shall be eligible to participate in the Equity Marketing, Inc. Long Term Incentive Plan (the "LTIP"). The amount and terms of any LTIP award to Executive shall be determined in the discretion of the Board and shall be subject to the terms and conditions of the LTIP.

            (iii) Restricted Stock Units. During each year of the Employment Term and at the same time as any annual awards of stock based compensation to other executive officers of the Company, Executive shall be eligible to receive a grant of restricted stock units with a four (4) year vesting schedule and subject to the terms, conditions and limitations contained in the applicable plan for such grant.

      (c) Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that she incurs in connection with the performance of her duties and obligations under this Agreement in a manner consistent with the Company's practices and policies for reimbursements for executive officers.

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      (d)   Additional Reimbursement. During the Employment Term, the Company
shall reimburse Executive on a basis comparable to the current practice of the Company, for leasing garage space, telephone and home office equipment for her use in performing her employment duties and obligations under this Agreement.

      (e) Group Benefit Plans. Executive shall be eligible to participate in the Company's group health, dental, life, disability, retirement (including 401(k)) and pension benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

      (f) Vacation. In accordance with the Company's policy for executives at the rank of vice president and above, no specific amount of vacation time will be accrued by Executive. Executive shall be entitled to take the amount of vacation time she and her supervisor determine to be appropriate in light of her workload from time to time. Any vacation time shall be scheduled to minimize interference with the exercise of Executive's duties under this Agreement.

      (g) Insurance. During the Employment Term, the Company shall pay to or on behalf of the Executive such amounts as are required on an after-tax basis to maintain all premiums on (i) supplemental disability insurance paying at least $20,000 per month, and (ii) term life insurance having a face value payable on death of no less than $700,000 on the life of the Executive with the Executive (or her estate) as beneficiary.

      (h) Withholding. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

      (i) Fringe Benefits. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,200 per month and a cellular phone allowance of $150 per month. Such allowances shall be paid in a manner consistent with the Company's practices and policies therefor. During the Employment Term, Executive shall also be entitled to reimbursement for expenses of travel (including business class airline upgrades) and hotel accommodations while traveling on Company business in accordance with the policies of the Company as in effect from time to time. The Company agrees to reimburse Executive up to a total of $15,000 for the cost of reasonable attorneys' fees incurred in connection with the negotiation and preparation of this Agreement.

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      (j)   Amended Option Agreement. Concurrently with and as partial consideration for this Agreement and the Consulting Agreement, the Company and Executive will enter into an Amended Option Agreement in the form attached hereto as Exhibit "B" (the "AMENDED OPTION AGREEMENT").

      (k) Long Term Deferred Compensation. On or before March 1, 2005, the Company shall purchase, from a financial institution reasonably acceptable to Executive, an annuity providing for annual payments of $200,000 per year for a period of ten years commencing January 1, 2008 (the "ANNUITY"). Ownership of the Annuity shall vest in Executive at the rate of 25% per year on the first, second, third and fourth anniversaries of the Effective Date subject to her continued service with the Company pursuant to this Agreement or the Consulting Agreement; provided that the Annuity shall continue to vest at the same rate during any period of Disability (as defined in Section 4(b) hereof). Notwithstanding the foregoing, Executive's ownership of the Annuity shall be accelerated (i) 100% upon termination of this Agreement by the Company pursuant to Section 4(d) (Other Than For Cause), and (ii) 50% for events after March 3, 2004 and 100% for events after March 3, 2005 upon termination of this Agreement pursuant to Section 4(d) (for death) or upon a Change of Control.

4.    TERMINATION OF EMPLOYMENT.

      Executive's employment pursuant to this Agreement shall commence on the Employment Commencement Date and shall terminate on the earliest to occur of the following:

      (a)   upon the death of Executive;

      (b) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive unable to perform her duties and obligations under this Agreement for at least 120 days, whether or not consecutive, in any 12-month period ("DISABILITY");

      (c) upon delivery to Executive of written notice of termination by the Company For Cause;

      (d) upon delivery to Executive of written notice of termination by the Company Other Than For Cause;

      (e)   upon the Executive becoming a Consultant under Section 11; or.

      (f) upon the earlier to occur of the end of the Employment Term or the first anniversary of a Change of Control.

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5.    SEVERANCE COMPENSATION.

      (a) If Executive's employment is terminated pursuant to Section 4(a) (death) or Section 4(b) (Disability), the Company shall pay to the Executive or her estate her full Base Salary through the end of the month of Executive's death or Disability, and Executive or her estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which her death or Disability occurred. Notwithstanding the foregoing, if (i) Executive's employment is terminated due to a Disability, and
(ii) Executive is denied all or some disability benefits under the applicable disability policy, then Executive shall be entitled to continue to receive her Base Salary from the Company in accordance with Section 3(a) of this Agreement through the end of the Employment Term, payable at the same time and in the same manner as if Executive's employment had not terminated. Any disability benefits that Executive does receive shall be offset against any amounts payable to Executive pursuant to this Section. Executive agrees to cooperate fully with the Company and the disability insurance carrier with respect to any claim for disability benefits.

      (b) If Executive's employment is terminated pursuant to Section 4(c) (by the Company For Cause), Executive's Base Salary and all benefits under Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which her employment shall be terminated or at any time thereafter. In the event of termination of Executive's employment pursuant to Section 4(c) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4(c). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Executive in connection with such acts or omissions.

      (c) If Executive's employment is terminated pursuant to Section 4(d) (by the Company Other Than For Cause) prior to the end of the Employment Term, Executive shall be entitled to continue to receive (i) her Base Salary in accordance with Section 3(a) of this Agreement, and (ii) the benefits provided under Sections 3(e), 3(g) and 3(i) of this Agreement, through the end of the Employment Term, payable at the same time and in the same manner as if Executive's employment had not terminated. If for some reason the Executive is not eligible to

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participate in the Company's group plans, the Company shall pay the COBRA premiums associated with Executive's obtaining comparable benefits. Executive shall have no duty to seek other employment upon such termination, and if Executive does so, any income therefrom, including any amounts payable under the Consulting Agreement, shall not be credited against amounts due hereunder.

      (d) If Executive terminates her employment in breach of this Agreement prior to the end of the Employment Term, Executive shall as of the date of termination cease to be entitled to Base Salary, benefits or bonuses. In addition, the Company shall be entitled to seek any other available remedies pursuant to this Agreement or otherwise for such breach, and to offset against any amounts due Executive any damages suffered as a result of such breach.

      (e) Executive acknowledges that the Company has the right to terminate Executive's employment Other Than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to the compensation and benefits specifically provided for in this Agreement and the Consulting Agreement, if applicable, in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

      (f) Executive acknowledges that in the event of termination of her employment for any reason, she shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5 or in the Consulting Agreement. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

6.    COVENANT NOT TO SOLICIT.

      (a) During the Employment Term, any Consulting Period thereafter and through the first anniversary of the end of the Employment Term or the Consulting Period, if any, Executive will not directly or indirectly, either alone or by action in concert with others: (i) induce any employee of any member of the Company Group to engage in any activity in which Executive is prohibited from engaging by Section 1(d) of this Agreement or to terminate his or her employment with any member of the Company Group; or (ii) employ or offer employment or induce any Person to employ or offer employment to anyone who is or was within the 12 months

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prior to the date of the proscribed action employed by any member of the Company
Group; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to discontinue or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (iv) solicit or accept any business whatsoever from any of the customers with which the Company did business during the Executive's engagement or employment by the Company. The Company's Chief Executive Officer shall have the authority to waive the provisions of Section 6(a)(ii) insofar as it relates to the personal assistant who was assigned to Executive. (All of the provisions of this Section 6(a) shall continue to apply through any Consulting Period following the Employment Term and through the first anniversary of the end of the Employment Term or the Consulting Period, as applicable (the "POST-EMPLOYMENT PERIOD")).

      (b) Executive acknowledges that the Company Group conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 1(d) and in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company Group. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

      (c) If any portion of the restrictions set forth in Section 1(d) and in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

      (d) The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Section 1(d) and in this Section 6, but such claim or cause of action shall be litigated separately.

7.    CONFIDENTIALITY.

      Executive will not at any time (whether during or after her employment with the Company) disclose or use for her own benefit or purposes or the benefit or purposes of any other Person, other than any member of the Company Group, any trade secrets, information or data of

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a proprietary or sensitive nature, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally. Executive agrees that upon termination for any reason of this Agreement, she will immediately return to the Company all such confidential memoranda, books, papers, plans, information, letters and other data of a proprietary or sensitive nature, and all copies thereof or therefrom, in any way relating to the business of the Company Group; provided, however, that Executive may retain such materials as in the reasonable discretion of the Chief Executive Officer are required to fulfill her duties under the Consulting Agreement (retention being permitted by Executive until such time as the Chief Executive Officer requests the return of such materials). Executive further agrees that she will not retain or use at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8.    COPYRIGHT AND TRADEMARKS.

      (a) All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in (i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during the Employment Term, and all material embodiments of the work subject to such rights; and (ii) all inventions, ideas, discoveries, designs and improvements, patentable or not, made or conceived by the Executive at any time during the Employment Term, shall be and remain the sole property of the Company without payment of any further consideration to the Executive or any other person than as set forth herein, and each such work shall, for purposes of United States copyright law, be deemed created by the Executive pursuant to her duties under this Agreement and within the scope of her employment and shall be deemed a work made for hire; and Executive agrees to assign, at the Company's expense, and the Executive does hereby assign, all of her right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefor, which may exist or be issued with respect thereto. For the purposes of this Section 8, "works" shall include all materials created during the Employment Term, whether or not ever used by or submitted to the Company, including, without limitation, any work which may be the subject matter of a copyright under the

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United States copyright law. In addition to its other rights, the Company may copyright any such work in its name in the United States in accordance with the requirements of the United States copyright law and the Universal Copyright Convention and any other convention or treaty to which the United States is or may become a party. Notwithstanding the foregoing, Executive is hereby notified and acknowledges that this Section 8(a) does not apply (i) to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code and/or (ii) to any work(s) which were developed entirely on Executive's own time without using the Company's equipment, supplies, facilities, or trade secrets, except as to any of these which are related to the Company's business or actual or demonstrably anticipated research or development of the Company.

      (b) Whenever the Company shall so request, whether during or after the Employment Term, the Executive shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to apply for, obtain, register, enforce and maintain any copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company's interests therein, including any which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in testifying at the Company's request or in rendering any other assistance requested by the Company pursuant to this Section 8 plus (if Executive is not then an employee of the Company) reasonable compensation based on her prior compensation by the Company . All registration and filing fees and similar expenses shall be paid by the Company.

9.    SPECIFIC PERFORMANCE.

      Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1(d), 6 or 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the

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form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Executive recognizes that the services to be rendered by her under this Agreement are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated in damages. Consequently, in the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The Executive agrees that the Company also may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of the Executive to perform her agreements, representations and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

10.   RESOLUTION OF DISPUTES.

      (a) Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Executive's employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Agreement, and under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.

      (b) All decisions of the arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review. All costs of the arbitration shall be borne by the party

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which is not the Prevailing Party (as defined in Section 12(h) of this
Agreement). If required, each party shall advance 50% of any costs of the arbitration required to be advanced, subject to the right of the non-Prevailing Party to reimbursement.

      (c) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.

11. CONSULTING OPTION. Upon the exercise of the Consulting Option, the Executive shall be retained by the Company as a consultant for a period commencing as of a specified date not less than 30 days after delivery of notice by the Executive of her exercise of the Consulting Option and continuing until December 31, 2007, pursuant to the terms and conditions of the Consulting Agreement that is attached to this Agreement as Exhibit "A"; provided, however, that if the Executive's employment is terminated Other Than For Cause pursuant to Section 4(d) or following a Change of Control (whether or not as a result of such event), Executive may elect within 30 days of such termination not to be engaged as a Consultant for the Company and in such event, the provisions of the Consulting Agreement shall not be binding upon either Executive or the Company.

12.   MISCELLANEOUS.

      (a) Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

                  (i)      If to the Company, to:

                           Equity Marketing, Inc.
                           6330 San Vicente Blvd.
                           Los Angeles, California 90048
                           Attn: General Counsel

                  (ii)     If to Executive, to:

                           Kim H. Thomsen

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                           With a copy to:

                           Guth Christopher LLP
                           10866 Wilshire Blvd., Suite 1250
                           Los Angeles, California 90024
                           Attn:  Theodore E. Guth, Esq.

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

      (b) Entire Agreement. This Agreement, the concurrently executed Consulting Agreement that is attached hereto as Exhibit "A" and the concurrently executed Amended Option Agreement that is attached hereto as Exhibit "B" (collectively, the "AGREEMENTS") contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of the Agreements, and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related to the subject matter of the Agreements, including but not limited to that certain Stock Option Agreement between the Company and the Executive dated as of March 3, 2000 and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related thereto, are hereby extinguished and superseded. No representations, oral or otherwise, express or implied, other than those contained in the Agreements have been relied upon by any party to the Agreements.

      (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

      (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

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      (f)   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      (g) Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

      (h) Attorneys' Fees. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The "PREVAILING PARTY" is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of California regardless of whether there is final judgment. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

      (i) Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement.

      (j) Interpretation. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

      (k) Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 1(d), 6, 7 and 8.

      (l) Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS

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SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN
ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                    COMPANY:
                                    EQUITY MARKETING, INC.

                                    By:/s/ Teresa L. Tormey
                                       -----------------------------------------
                                        Teresa L. Tormey,
                                        SVP, General Counsel and Secretary

                                    EXECUTIVE:

                                    /s/ Kim H. Thomsen
                                    --------------------------------------------
                                    Kim H. Thomsen

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